Exhibit 10.46

AMENDMENT ONE TO THE

NOVASTAR FINANCIAL, INC.

2004 INCENTIVE STOCK PLAN

This Amendment is adopted by NovaStar Financial, Inc., a Maryland corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted the NovaStar Financial, Inc. 2004 Incentive Stock Plan (the “Plan”) on March 11, 2004, and the stockholders of the Company approved the Plan on June 8, 2004; and

WHEREAS, the Board reserved the right to amend the Plan from time to time, subject to stockholder approval in certain events not applicable under the circumstances; and

WHEREAS, the Board now desires to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended, relating to the taxation of non-qualified deferred compensation plans and to make certain other changes;

NOW, THEREFORE, the Plan is amended as follows:

A. Section 1(14) is amended to read in its entirety as follows:

(14) “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder, (A) the price at which the Stock was last sold in the principal United States market for the Stock on such date or, if there shall be no sale on such date, the next preceding date on which a sale shall have occurred, or (B) if the Stock is not publicly traded, the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.

B. The first sentence of Section 3(6) is amended by striking the word “may” and inserting the word “shall” in lieu thereof. As amended, the first sentence of Section 3(6) shall read as follows:

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Administrator shall adjust awards to preserve the benefits or potential benefits of the awards.

C. Section 5(5) authorizing the Company to make loans to option holders is deleted in its entirety and the Section is “RESERVED” for future use.

D. Section 5(8) is amended by adding the following new paragraph to end of said Section:

Notwithstanding the foregoing or any other provision in this Plan to the contrary, to the extent any DER granted in conjunction with a Stock Option constitutes deferred compensation subject to Section 409A of the Code, then the grant of such DER shall be set forth in an award agreement separate and apart from the award agreement for the Stock Option and the DER shall be payable at the time specified by the Committee at the time of grant, subject to Section 13(2).

E. A new 13 is added to read as follows:

Section 13. Deferred Compensation; Compliance With Code Section 409A.

(1) The Administrator may permit or require a Participant to defer delivery or payment of any award granted hereunder pursuant to such plans, rules, procedures or programs as the Administrator may establish for purposes of this Plan. In the case of an award of Restricted Stock, such deferral may be effected by the Participant’s agreement to exchange his award of Restricted Stock and receive an award of Deferred Stock in lieu thereof. The Administrator also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares. The Administrator in its sole discretion may establish such rules and procedures for participation in such deferral plans as it may deem appropriate, subject to Section 13(2).

(2) To the extent any DER, Deferred Stock or any other award granted on or after January 1, 2005 (or granted prior to such date but not vested as of December 31, 2004) results in the deferral of compensation subject to Section 409A of the Code, then the following limitations and conditions shall apply:

(a) In no event shall such deferred compensation be distributed earlier than separation from service, death, disability, a specified time (or pursuant to a fixed schedule) specified at the date of the deferral of such compensation, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.

(b) In the case of a Participant who is a key employee, as defined in Code Section 416(i), distribution due to separation from service may not be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of such Participant).

(c) Except to the extent provided in U.S. Department of Treasury regulations or other guidance, any deferred compensation payable to a Participant may not be accelerated.

(d) To the extent a Participant is offered an opportunity to defer receipt of compensation for services performed during a taxable year, such Participant’s deferral election must be made not later than the close of the preceding taxable year (or within 30 days of eligibility in the case of a newly eligible individuals) or at such other time as provided in U.S. Department of Treasury regulations or other guidance. Notwithstanding the foregoing, in the case of any performance-based compensation based on services performed over a period of at twelve months, such election may be made no later than six months before the end of such performance period.

(e) To the extent a Participant is offered an opportunity to delay the payment date of any deferred compensation or to change the form in which such deferred compensation shall be paid, (i) the Participant’s new election may not take effect for at least twelve months after the date on which the election is made, (ii) except in the case of an election related to a payment due to disability, death or a change in ownership or effective control of the Company, the first payment with respect to which a new election is made must provide for a deferral period of not less than five years from the date such payment would otherwise have been made, and (iii) any election relating to a specified time (or pursuant to a fixed schedule) may not be made less than twelve months prior to the date of the first scheduled payment.

To the extent applicable, the Plan and award agreements shall be interpreted in accordance with Code Section 409A and U.S. Department of Treasury regulations and other interpretative guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, the Administrator may adopt such amendments to the Plan and the applicable award agreements or adopt other policies and procedures (including amendments, policies and procedures having retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to exempt the award from Section 409A of the Code, to preserve the intended tax treatment of the benefits provided with respect to the award, or and/or to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

IN WITNESS WHEREOF, the undersigned certifies that this Amendment was duly adopted by the Board on February 12, 2007, effective as of said same date except as otherwise provided herein.

NOVASTAR FINANCIAL, INC.

By:	/s/ Greg Metz
Title:	Chief Financial Officer

EXECUTIVE SUMMARY

A.	Section 1(14): The definition of “Fair Market Value” is amended to require that stock awards be valued at the closing market price on the date of grant.

B.	Section 3(6): This section is clarified and amended to require that any outstanding stock awards be adjusted in the event of a corporate recapitalization or other extraordinary event. By eliminating any discretion, the Company may avoid an accounting charge that would otherwise not be required.

C.	Section 5(5): This section is deleted to prohibit the Company from making any loans to participants in connection with outstanding stock options.

D.	Section 5(8): This section is modified to require that any dividend equivalent rights issued with respect to stock options conform to the requirements of Internal Revenue Code Section 409A.

E.	Section 13: This section is added to comply with new Internal Revenue Code Section 409A. In general, this section will apply only to awards granted on or after January 1, 2005, that provide for the deferral of compensation.